Exhibit 99.1

TRAVELPORT COMPLETES ACQUISITION OF WORLDSPAN, L.P. CREATING A GLOBAL LEADER IN TRAVEL DISTRIBUTION SERVICES

$1.4 Billion Deal Makes Travelport One Of The World’s Largest Networks Of Travel Brands

NEW YORK, August 21, 2007 — Travelport Limited, the parent company of the Travelport group of companies, announced today the completion of its $1.4 billion acquisition of Worldspan, L.P.  This deal makes Travelport one of the world’s largest networks of travel brands, content and service offerings while enabling it to succeed in an increasingly competitive industry.

“With an expanded global footprint and proven track record of customer service and technology leadership, our global team will work to meet the evolving needs of our customers as a more effective and efficient travel distribution provider in a rapidly changing industry,” said Jeff Clarke, president and CEO of Travelport and chairman of Orbitz Worldwide. “We will be working on enhancements and operational efficiencies including systems integrity, fare accuracy, and ease-of-use that capitalize on the GDS knowledge and experience of Galileo and Worldspan.”

“Galileo will be enhanced by Worldspan’s online distribution technology platform, while Worldspan will benefit from Galileo’s expanded supplier base and expansive content,” said Gordon Wilson, president and CEO of the Travelport GDS division.  “The complementary strengths of both companies will bring improved offerings for our agency and supplier customers, and we are particularly excited about the technology innovations and breadth of services we will be able to bring our suppliers and subscribers in the future.” The Travelport GDS division comprises the Galileo and Worldspan businesses; Shepherd Systems, an expert in the field of providing business and marketing intelligence to the travel industry; AiRes, the next generation server based internal airline IT product suite and Thor, a provider of distribution and marketing services to travel-related companies.

Travelport customers can expect to benefit from innovations that will provide an enhanced shopping experience, a rapid re-price system that will reduce the cost and time of refunding and exchanging airline tickets, and additional localized content for customers globally, among other new service offerings.

Currently, more than 750 travel suppliers, 63,000 travel agencies and millions of end consumers globally benefit from the travel distribution services provided by the two organizations.  In 2006 alone, Galileo and Worldspan produced over 379 million air bookings, while operating in 145 countries and processing as many as 15,000 transactions per second.

About Travelport

Travelport operates Travelport GDS, comprised of Galileo and Worldspan, and GTA, a wholesaler of travel content. In addition, it also owns a controlling interest in Orbitz Worldwide, a leading, global online travel company. With 2006 revenues of $2.6 billion, Travelport has approximately 6000 employees and now operates in 145 countries.

Travelport is a private company owned by The Blackstone Group of New York, Technology Crossover Ventures of Palo Alto, California and One Equity Partners of New York.

Media Contact:
Elliot Bloom
973-939-1610
elliot.bloom@travelport.com

Investor Contact:
Raffaele Sadun
973-939-1220
raffaele.sadun@travelport.com